Exhibit 10.iii.b

THE MOSAIC COMPANY

TSR PERFORMANCE UNIT AWARD AGREEMENT (201[_] Award)
(Total Shareholder Return)

This PERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”) is made this ____ day of ________, 201[__] (the “Grant Date”), from The Mosaic Company, a Delaware corporation (the “Company”) to _____ (the “Participant”). The “Performance Period” shall begin on the Grant Date and end on the date that is three (3) years after the Grant Date.
1.    Award.
(a)    The Company hereby grants to Participant an award of _____ performance units (“Performance Units”), each Performance Unit representing the opportunity (provided the performance conditions described below are met) to receive a multiple of one share of common stock (including a multiple of 1 and less than 1), par value $.01 per share (the “Common Stock”), of the Company according to the terms and conditions set forth herein and in The Mosaic Company 2014 Stock and Incentive Plan (the “Plan”). The Performance Units are granted under Sections 6(d), (e) and (f) of the Plan. A copy of the Plan will be furnished upon request of Participant.
(b)    Calculation of Shares (Performance Requirement). Provided Participant’s Performance Units are not forfeited under Section 2, the number of shares of Common Stock (“Shares”) issued to Participant in exchange for Performance Units (or the cash amount to be paid for Performance Units) shall be equal to the Ending Value, divided by the Starting Value, multiplied by the number of Performance Units awarded under Section 1, subject to the following restrictions and limitations.
(i)    No Shares will be issued (and the Performance Units awarded under Section 1 shall be forfeited), if the Ending Value is less than 50% of the Starting Value.
(ii)    The maximum number of Shares that may be issued is twice the number of Performance Units awarded under Section 1. In addition to the foregoing, the number of Shares to be issued shall be reduced to the extent necessary so that (a) the value determined by multiplying the Ending Value times the number of Shares actually issued hereunder does not exceed (b) the Starting Value multiplied by 400%, multiplied by the number of Performance Units awarded under Section 1. (For example, if the Starting Value is $50, the Ending Value is $250, and Participant was awarded 100 Performance Units, this provision limits the Shares awarded to Participant to 80 Shares rather than 200 Shares.) Notwithstanding the foregoing, in the event that dividend equivalents (“Dividend Equivalents”) are payable under Section 7 hereof, the maximum number of shares that may be issued pursuant to the limitations in the first two sentences of this clause (ii) and the amount of Dividend Equivalents otherwise payable shall both be reduced, in proportion to the relative Ending Value of the number of Performance Units otherwise issuable and the amount of Dividend Equivalents otherwise payable, to the extent necessary so that (A) the sum of (I) the Ending Value of the Shares actually issued hereunder plus (II) the amount of Dividend Equivalents actually paid hereunder shall not exceed (III) the Ending Value of twice the number of Performance Units awarded under Section 1, and (B) the sum of (I) the amount determined by multiplying the Ending Value times the number of Shares actually issued hereunder plus (II) the amount of Dividend Equivalents actually paid hereunder does not exceed (III) the Starting Value multiplied by 400% multiplied by the number of Performance Units awarded under Section 1.

(iii)    For purposes of this Award Agreement, the “Starting Value” shall be equal to the 30‑day trading average of a share of Common Stock through the date prior to the start of the Grant Date.
(iv)    For purposes of this Award Agreement, the “Ending Value” shall be equal to the sum of the following: (A) the 30‑day trading average of a share of Common Stock through the last day of the Performance Period (the “Ending Price”) plus (B) Dividend Equivalent amounts as determined under Section 7. Notwithstanding the foregoing, in the event of a Change in Control described under Section 2(d), the Performance Period shall end on the date of the Change in Control. Furthermore, in the event of a Change in Control and Qualified CIC Termination described under Section 2(e), the Performance Period shall end on the date of Participant’s termination of employment. In the event of any Change in Control (whether under Section 2(d) or Section 2(e)), the Ending Price shall be an amount not less than the highest per share price offered to stockholders in any transaction whereby the Change in Control takes place.
2.    Vesting; Forfeiture; Early Vesting.
(a)    Except as otherwise provided in this Award Agreement, the Performance Units shall vest (i.e., cease to be subject to any further requirement that the participant continue in employment with the Company or an Affiliate) on the date that is three (3) years after the Grant Date.
Notwithstanding the foregoing and Section 2(c)(iii), Participant’s Performance Units (and accompanying Dividend Equivalents) will not vest as of the specified date unless the sum of the profit and losses for the Company during the three fiscal years preceding the specified date is a positive number. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine whether this criterion has been satisfied.
(b)    Except as provided in Sections 2(c), (d) and (e), if Participant ceases to be an employee of the Company or any Affiliate, whether voluntary or involuntary and whether or not terminated for Cause, prior to vesting of the Performance Units pursuant to Section 2(a) hereof, all of Participant’s rights to all of the unvested Performance Units shall be immediately and irrevocably forfeited.
(c)    Notwithstanding Sections 2(a) and 2(b), all of a Participant’s unvested Performance Units shall vest upon the date any of the following events occurs:
(i)    Participant’s death;
(ii)    Participant is determined to be disabled under the Company’s long term disability plan; or
(iii)    Participant retires from the Company at age sixty (60) or older with at least five years of service (or pursuant to early retirement with the consent of the Committee).
(d)    Notwithstanding Section 2(b) or anything else in this Award Agreement to the contrary, in the event of a Change in Control (other than a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) the Participant’s Performance Units shall vest effective as of the date of the Change in Control, provided that upon a Change in Control specified in Section 3(a)(iv), the Participant’s Performance Units shall vest effective immediately prior to consummation of the liquidation or dissolution provided that the liquidation or dissolution subsequently occurs.

(e)    Notwithstanding Section 2(b) or anything else in this Award Agreement to the contrary, in the event Participant experiences a Qualified CIC Termination (other than following a Change in Control listed in Section 2(d)) the Participant’s Performance Units shall vest as of the date of Participant’s termination of employment.
3.    Certain Definitions.
(a)    “Change in Control” shall mean:
(i)    a majority of the directors of the Company shall be persons other than persons (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly‑created directorships,
(ii)    50% or more of the voting power of all of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”), of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act other than (A) an entity in connection with a Business Combination in which clauses (A) and (B) of subparagraph (iii) apply or (B) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,
(iii)    the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of Voting Stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (B) no person, entity or group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding Voting Stock (or comparable equity interests) of the surviving or acquiring entity), or
(iv)    approval by the Company’s stockholders of a definitive agreement or plan to liquidate or dissolve the Company, provided that a “Change in Control” shall only be deemed to have occurred immediately prior to the consummation of such liquidation or dissolution, provided that such consummation subsequently occurs.

Notwithstanding the foregoing, a Change in Control shall not have occurred unless the event satisfies the definition of “change in control” under section 409A of the Internal Revenue Code of 1986, as amended, and any regulations, rules, or guidance thereunder (the “Code”).

(b)    “Qualified CIC Termination” shall mean (i) the Company’s termination of Participant’s employment without Cause (or Participant’s termination of employment for Good Reason), and (ii) such termination occurs either (A) upon, or within two years after, the occurrence of a Change in Control of the Company, or (B) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 3(a)(ii), (iii), or (iv) (so long as such Change in Control occurs within six months after the effective date of such termination).

(c)    “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “willful” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.
(d)    “Good Reason” shall mean: (i) a material diminution in authority, duties, or responsibilities; (ii) a material change in geographic location where services are provided (the Company has determined this is any requirement by the Company that Participant move to a location more than fifty (50) miles away from Participant’s regular office location); or (iii) a material diminution in base salary. Good Reason shall not exist if (i) Participant expressly consents to such event in writing, (ii) Participant fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Participant objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Participant. The written notice must describe the basis for Participant’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason.
4.    Restrictions on Transfer. The Performance Units shall not be transferable other than by will or by the laws of descent and distribution. Each right under this Award Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. Until the date that the Performance Units vest pursuant to Section 2 hereof, none of the Performance Units or the Shares issuable upon vesting thereof may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and any purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company, and no attempt to transfer the Performance Units or the Shares, whether voluntarily or involuntarily, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Performance Units or the Shares. Notwithstanding the foregoing, Participant may, in the manner established pursuant to the Plan, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Performance Units upon the death of Participant, and Company Common Stock and any other property with respect to the Performance Units upon the death of Participant shall be transferable to such beneficiary or beneficiaries or to the person or persons entitled thereto by the laws of descent and distribution, and none of the limitations of the preceding sentence shall in such event apply to such Company Common Stock or other property.

5.    Adjustments. If any Performance Units vest subsequent to any change in the number or character of the Common Stock of the Company (through any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of shares, or otherwise), Participant shall then receive upon such vesting the number and type of securities or other consideration which Participant would have received if such

Performance Units had vested prior to the event changing the number or character of the outstanding Common Stock. In the event of a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act there shall be substituted for each share of Common Stock available upon vesting of the Performance Units granted under this Award Agreement the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In addition, the Committee shall adjust the Ending Value to appropriately reflect the adjustment provided for in the preceding sentence.
6.    Issuance.
(a)    Issuance Where Participant Has Not Elected to Defer Award. Unless the Participant has elected to defer the Performance Units under this Award Agreement, as promptly as practicable following the Committee’s calculation of performance results (but in all events within sixty (60) days following the end of the Performance Period), the Company shall cause to be issued Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares (less any Shares withheld to pay withholding taxes). The value of any fractional Shares shall be paid in cash at the same time.

(i)    Certain Changes in Control. Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(d), then Participant, or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall receive, within ten (10) days of the occurrence of such Change in Control, a cash payment from the Company in an amount based on the number of Shares calculated under Section 1(b) multiplied by the Ending Price as determined under Section 1(b)(iv).

(ii)    Qualified CIC Termination. Notwithstanding the foregoing, in the event of a Change in Control and Qualified CIC Termination described under Section 2(e), then Participant, or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall receive, on the date that is six (6) months following Participant’s Qualified CIC Termination, a cash payment from the Company in an amount based on the number of Shares calculated under Section 1(b) (as adjusted pursuant to Section 5) multiplied by the Ending Price as determined under Section 1(b)(iv), plus interest accrued from the date of the Qualified CIC Termination until the payment date based on the annual short‑term applicable federal rate in effect on the date of the Qualified CIC Termination.

(b)    Issuance Where Participant Has Elected to Defer Award. Notwithstanding anything else to the contrary in this Award Agreement, if the Participant has elected to defer the Performance Units to be issued under this Award Agreement, then the administration, recordkeeping, and issuance of deferred Performance Units shall be under and subject to the Plan and this Award Agreement, and paid as specified under Section 4 of the Mosaic LTI Deferral Plan (subject to adjustments as provided in Section 7 of this Award Agreement). Any such deferred awards shall also be subject to the terms of the Mosaic LTI Deferral Plan.

(c)    In General. Upon the issuance of Shares or payment of cash in the case of a Change in Control or Qualified CIC Termination (either by issuance, payment or by deferral), the Participant’s Performance Units shall be cancelled. This Award Agreement is denominated in shares and is accounted for, for purposes of Section 4(d)(i) of the Plan, in the year of the Grant Date.

7.    Dividend Equivalents. For record dates that occur before a Share is issued in accordance with Section 6 hereof (or, if the Performance Units are deferred as described in Section 6(b), before the date on which a Share would have been issued in accordance with Section 6 hereof but for such deferral), Participant shall be entitled to receive, with respect to each Share that is so issued, Dividend Equivalent amounts if dividends are declared by the Board of Directors on the Company’s Common Stock. Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(d), Dividend Equivalent amounts shall only accrue for record dates that occur before the Change in Control. In the event of a Change in Control and Qualified CIC Termination described under Section 2(e), Dividend Equivalent amounts shall only accrue for record dates that occur before the Qualified CIC Termination. The Dividend Equivalent amounts shall be an amount of cash per share that is issued pursuant to this Award Agreement equal to the dividends per share paid or payable to common stockholders of the Company on a share of the Company’s Common Stock. The Dividend Equivalent amounts shall be accrued (without interest and earnings) rather than paid when a dividend is paid on a share of the Company’s Common Stock. If a Performance Unit is forfeited, the Dividend Equivalents on the Performance Unit are forfeited.

(a)    Issuance Where Participant Has Not Elected to Defer Award. Any Dividend Equivalents payable under Section 7 hereof shall be paid when the Company issues a Share for the Performance Unit (or pays cash in the case of a Change in Control or Qualified CIC Termination in the manner described in Section 6). The Company shall automatically deduct the amount necessary to cover all federal and state employment taxes due as of the issuance or payment date, whether or not the payment is deferred, to comply with FICA tax rules (for deferred awards this will occur based on a specified date and as permitted under 26 C.F.R. § 1.409A‑3(j)(4)(vi) and (xi)).

(b)    Issuance Where Participant Has Elected to Defer Award. If the Participant has elected to defer the Performance Units under this Award Agreement, then the Participant will no longer be eligible to receive Dividend Equivalents for record dates that occur after the cut-off events described above in this Section 7. For record dates that occur after the cut off events, the Participant will be credited, for each Share that would otherwise have been issued but for the Participant’s deferral election, with a recordkeeping amount of cash equal to the dividends per share paid or payable to common stockholders of the Company on a share of the Company’s Common Stock. This recordkeeping amount shall be paid out as of the payment dates specified under Section 4 of the Mosaic LTI Deferral Plan and shall be subject to the Mosaic LTI Deferral Plan, including Section 3.2(a) thereof. If the Participant becomes entitled to a cash payment on account of a Change in Control described in Section 2(d) or a Change in Control and Qualified CIC Termination described in Section 2(e), the applicable cash payment shall not be credited with Dividend Equivalents for record dates that occur after the applicable cut-off events described above, but instead shall be credited with a recordkeeping amount of notional earnings, gains or losses in accordance with the Participant’s investment election under the Mosaic LTI Deferral Plan. Any amounts earned pursuant to Section 7 of this Award Agreement shall be paid out as of the payment dates specified under Section 4 of the Mosaic LTI Deferral Plan.

8.    Miscellaneous.

(a)    Income Tax Matters.
(i)    Withholding. In order to comply with all applicable federal or state employment and income tax laws and regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(ii)    Payment of Taxes Where Participant Has Not Elected to Defer Award. In accordance with the terms of the Plan, and such rules as may be adopted under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares (including but not limited to the payment of Dividend Equivalents) by having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value and/or cash otherwise to be paid equal to the amount of such taxes. The Company will not deliver any fractional Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Shares. Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

(iii)    Payment of Taxes Where Participant Has Elected to Defer Award. If the Participant has elected to defer the Performance Units under this Award Agreement, the Company shall pay federal and state employment taxes according to the Mosaic LTI Deferral Plan.

(iv)    Section 409A. To the extent a payment is not paid within the short‑term deferral period and is not exempt from Section 409A of the Code (such as the rule exempting payments made following an involuntary termination of up to two times pay) then Section 409A of the Code shall apply. The Company intends this Award Agreement to comply with Section 409A of the Code and will interpret this Award Agreement in a manner that complies with Section 409A of the Code. For example, the term “termination” shall be interpreted to mean a separation from service under section 409A of the Code and the six‑month delay rule shall apply if applicable. Notwithstanding the foregoing, although the intent is to comply with section 409A of the Code, Participant shall be responsible for all taxes and penalties under this Award Agreement (the Company and its employees shall not be responsible for such taxes and penalties).

(b)    Clawback. This Award Agreement, and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes‑Oxley Act of 2002, Section 954 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act and any NYSE Listing Rule adopted pursuant thereto
(c)    Plan Provisions Control. In the event that any provision of the Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. Any term not otherwise defined in this Award Agreement shall have the meaning ascribed to it in the Plan.
(d)    Rationale for Grant. The Performance Units granted pursuant to this Award Agreement is intended to offer Participant an incentive to put forth maximum efforts in future services for the success of the Company’s business. The Performance Units are not intended to compensate Participant for past services.
(e)    No Rights of Stockholders. Neither Participant, Participant’s legal representative nor a permissible assignee of this award shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in accordance with the terms hereof.
(f)    No Right to Employment. The issuance of the Performance Units or the Shares shall not be construed as giving Participant the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without Cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment free from any liability or any claim under the Plan or the Award Agreement. Nothing in the Award Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Award Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Award Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(g)    Governing Law. The validity, construction and effect of the Plan and the Award Agreement, and any rules and regulations relating to the Plan and the Award Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware. Participant hereby submits to the nonexclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or the Award Agreement.
(h)    Severability. If any provision of the Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction or the Award Agreement, and the remainder of the Award Agreement shall remain in full force and effect.
(i)    No Trust or Fund Created. Participant shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Neither the Plan nor the Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.
(j)    Headings. Headings are given to the Sections and subsections of the Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Award Agreement or any provision thereof.
(k)    Securities Matters. The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
IN WITNESS WHEREOF, the Company has executed this Award Agreement on the date set forth in the first paragraph.

THE MOSAIC COMPANY By: Name: Title: